EXHIBIT 23.2

November 6, 2006

Board of Directors
La Cortez Enterprises, Inc.
1010 University Avenue, #1561
San Diego, CA 92130

Dear Sirs:

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated October 21, 2006 relating to the balance sheet of La Cortez Enterprises, Inc. as of September 30, 2006, and the related statements of operations, changes in shareholders' equity and cash flows for the period from June 9, 2006 (inception) through September 30, 2006.

We also consent to the use of our name in the section of the filing entitled "Experts".



/s/ Cordovano and Honeck LLP
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Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado